UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

April 3, 2017

Date of Report (Date of Earliest Event Reported)

The Chemours Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware, 19899

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On April 3, 2017, The Chemours Company (the “Company”) entered into Amendment No. 4 (the “Amendment”) to its Credit Agreement dated May 12, 2015 (the “Credit Agreement”) among The Chemours Company, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Amendment provides for a new class of term loans, denominated in Euros, in an aggregate principal amount of €400,000,000 (the “Euro Tranche”), and a new class of term loans, denominated in dollars, in an aggregate principal amount of $940,000,000 (the “Dollar Tranche”, and, collectively with the Euro Tranche, the “New Term Loans”). The proceeds of the New Term Loans will be used to prepay in full the term loans outstanding under the Credit Agreement (the “Existing Term Loans”). No incremental debt was incurred as a result of the Amendment. The New Term Loans mature on May 12, 2022 which is the same maturity date of the Existing Term Loans. The Euro Tranche bears a variable interest rate equal to EURIBOR plus 2.25% subject to a EURIBOR floor of 0.75% and the Dollar Tranche bears a variable interest rate equal to LIBOR plus 2.50% subject to a LIBOR floor of 0.00%. The Amendment also modifies certain provisions of the Credit Agreement, including certain negative covenants to allow further flexibility for the Company.

The foregoing summary of the Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Amendment that is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 4 to the Credit Agreement dated April 3, 2017 by and among The Chemours Company, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and Chief Financial Officer

Date:	April 3, 2017